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                                                                    EXHIBIT 10.7

                   EMPLOYMENT AGREEMENT FOR EXECUTIVE OFFICER

         EMPLOYMENT AGREEMENT FOR EXECUTIVE OFFICER ("Agreement") made as of the day of July 20, 2000, between GigaPixel Corporation, a Delaware corporation (the "Company"), and Philip Carmack ("Executive").

         WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and plans for the future;

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that Executive's contribution to the growth and success of the Company has been substantial and desires to assure the Company of Executive's continued employment in an executive capacity and to compensate him therefor; and

         WHEREAS, Executive is desirous of committing himself to serve the Company on the terms herein provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

         1. Employment. The Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof and expiring on July 31, 2002 (unless sooner terminated as hereinafter set forth); provided, however, that commencing on August 1, 2002, and each year thereafter, the term of this Agreement shall automatically be renewed for one additional year unless, at least 30 days prior to the expiration of the initial or renewal term, the Company or Executive shall have given written notice to the other party that it does not wish to extend this Agreement. The term of this Agreement, as it may from time to time be extended in accordance with this Paragraph, may be referred to herein as the "Period of Employment."

         2. Position and Duties. Executive shall serve as the Senior Vice President -- Engineering of the Company performing the functions and duties as shall be reasonably prescribed from time to time by the Company's Board of Directors provided that such functions and duties are consistent with and attendant to Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company and the promotion of its interests and perform all duties and services on behalf of the Company necessary to carry out such functions.

         3. Compensation and Related Matters.

            (a) Base Salary. Initially, Executive shall receive an annual base salary ("Base Salary") at the rate of Two Hundred Fifty Thousand Dollars ($250,000) during the period ending July 31, 2002. Thereafter, Executive's Base Salary shall be redetermined at least 30 days before each year in an amount to be fixed by the Compensation Committee. The term "Base Salary" as used in this Agreement shall mean, at any point in time, Executive's annual base salary at such time. The Base Salary shall be payable in substantially equal semi-monthly installments and shall in no way limit or reduce the obligations of the Company hereunder.

            (b) Incentive Compensation. In addition to Base Salary, Executive is eligible to receive incentive compensation in accordance with the then-current incentive plan of the Company's parent, 3dfx Interactive, Inc. ("3dfx").

            (c) Sales Commissions. In addition to Base Salary and Incentive Compensation, Executive shall receive sales commissions that shall be payable monthly on the fifteenth of the month following the month in which they are earned. For each fiscal year during the term, the Chief Executive Officer shall recommend and the Compensation Committee shall approve the formula to be used to calculate sales commissions.

            (d) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during any Period of Employment (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

            (e) Other Benefits. Executive shall be entitled to continue to participate in or receive benefits under all of the Employee Benefit Plans of 3dfx under which Employee may participate in accordance with applicable laws and the terms of such plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits


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to those provided under such Employee Benefit Plans. As used herein, "Employee
Benefit Plans" include, without limitation, each pension, and retirement plan; supplemental pension, retirement, and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company or 3dfx on the date hereof. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available to the Company's executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under the Employee Benefit Plans presently in effect or any employee benefit plan or arrangement which may be made available in the future shall be deemed to be in lieu of compensation payable to Executive under Subparagraphs 3(a), 3(b), and 3(c). Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(e) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

            (f) Vacations. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers. Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

         4. Offices. Executive agrees to serve as a director of the Company, if elected or appointed thereto, provided he is indemnified for serving in such capacity on a basis no less favorable than is currently provided by the Company's By-laws and any indemnification agreement with any other director.

         5. Confidential Information. THIS PROVISION SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT WITH THE COMPANY. Executive acknowledges that in the course of his employment with the Company, he will gain a close, personal and special influence with the customers of the Company and of 3dfx and will be acquainted with the Company's and 3dfx's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and 3dfx's operations, business opportunities, price and cost information, finances, customer names, prospects and customer lists, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, inventions, research and development, and other confidential information and knowledge (collectively, "Confidential Information") concerning the Company's and 3dfx's business. The term "Confidential Information" shall not include information which (a) is or becomes generally available to the public through no violation of this Agreement, (b) was available to Executive on a nonconfidential basis prior to disclosure to Executive by the Company or 3dfx, or (c) becomes available to Executive on a nonconfidential basis from a source other than the Company or 3dfx, provided that such source is not bound by a confidentiality agreement with the Company or 3dfx. The Company agrees to provide such Confidential Information and/or training which the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company or 3dfx. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all such Confidential Information including papers, documents, writings, electronically stored information, other property, and all copies of them provided to him during the course of his employment with the Company. During or upon termination, for any reason, of Executive's employment with the Company, Executive shall sign a list acknowledging the Confidential Information of which he has gained knowledge or information during the course of his employment with the Company. The obligations of this Paragraph 5 shall continue beyond the termination of Executive's employment, regardless of the reason for such termination, and shall be binding upon Executive's assigns, executors, administrators, and other legal representatives. NOTWITHSTANDING ANYTHING CONTAINED OR IMPLIED HEREIN TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 5 SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION AGREEMENT WITH THE COMPANY.

         6. Conflict of Interest. In keeping with Executive's fiduciary duties to the Company, Executive agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive might arise, and which must be reported immediately by Executive to the Company, include, but are not limited to, the following: (a) ownership of


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a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business; (b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business; (c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;
(d) misuse of the Company's information or facilities to which Executive has access in a manner which will be detrimental to the Company's interest, such as utilization for Executive's own benefit of know-how, inventions, or information developed through the Company's business activities; (e) disclosure or other misuse of Confidential Information of any kind obtained through Executive's connection with the Company; (f) appropriation by Executive or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (g) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

         7. Proprietary Information. THIS PROVISION SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT WITH THE COMPANY. Executive agrees to promptly and freely disclose to the Company in writing any and all ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, firmware, hardware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the "Proprietary Information"), whether patentable or not, which are conceived, and made or acquired by Executive solely or jointly with others during the Period of Employment by the Company or using the Company's time, data, facilities, and/or materials, and which are related to the products, business, or activities of the Company which Executive conceives as a result of his employment by the Company, and Executive agrees to assign and hereby does assign all of his interest therein to the Company, or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments, which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States, or any foreign country, to otherwise protect the Company's interest in the Proprietary Information or to vest title to the Proprietary Information in the Company. These obligations shall continue beyond the termination of Executive's employment, regardless of the reason for such termination, with respect to the Proprietary Information, conceived, and made or acquired by Executive during the period of his employment and shall be binding upon Executive's assigns, executors, administrators, and other legal representatives. NOTWITHSTANDING ANYTHING CONTAINED OR IMPLIED HEREIN TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 7 SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION AGREEMENT WITH THE COMPANY.

         8. Termination. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

            (a) Death. Executive's employment hereunder shall terminate upon his death.

            (b) Disability. If, as a result of Executive's incapacity due to illness, accident, or other physical or mental incapacity, Executive shall have been absent from his duties hereunder on a full-time basis for 180 calendar days in the aggregate in any 12-month period, the Company may terminate Executive's employment hereunder.

            (c) Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon: (A) the willful and continued failure by Executive to perform substantially his duties consistent with this Agreement in the reasonable judgment of the Company's board of directors (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after notice demanding substantial performance is delivered by the Company to Executive specifically identifying the manner in which the Company believes Executive has not substantially performed his duties and Executive has not cured such demands within 30 days after receipt of such notice; (B) the willful engaging by Executive in misconduct which is injurious to the Company, monetarily or otherwise; (C) the willful violation by Executive of the provisions of Paragraphs 5, 6, or 7; (D) the willful, persistent failure or refusal by Executive to follow reasonable policies, standards, directives, or orders established by the Company; or (E) the conviction of or guilty plea by Executive of a crime of moral turpitude or other felony including without limitation fraud, theft, or embezzlement. For purposes of this Subparagraph 8(c), no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clause (A), (B), (C), (D), or
(E) of this subparagraph.


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            (d) Termination by Executive. Executive may, during the Period of
Employment, upon giving Notice of Termination, terminate his employment hereunder (i) for Good Reason or (ii) if his health should become impaired to such an extent that the continued performance of his duties hereunder is hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect.

For purposes of this Agreement, "Good Reason" shall mean: (A) without Executive's consent, an assignment to Executive of duties, or a material limitation of the scope of Executive's duties or powers, materially inconsistent with his designated position and not contemplated by Paragraph 2; (B) without Executive's consent, a removal, during the Period of Employment, of Executive from or, with respect to a term ending prior to the end of the Period of Employment, any failure by management to nominate, or, if nominated by the shareholders, to re-elect, Executive to any of the positions indicated in Paragraph 2, except in connection with termination of Executive's employment for Cause, death, or disability; (C) without Executive's consent, a reduction of Executive's Base Salary to an amount less than previously determined and fixed by the Compensation Committee in accordance with Subparagraph 3(a) other than a reduction deemed necessary by the Board for all executive officers; or (D) breach by the Company of any of its material obligations under this Agreement and such breach is not cured within 30 days after written notice thereof by Executive.

            (e) Notice of Termination. Except for terminations specified in Subparagraphs 8(a) and 8(h), any termination during the Period of Employment of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

            (f) Date of Termination. "Date of Termination" shall, during the Period of Employment, mean: (i) if Executive's employment is terminated by his death, the date of his death; (ii) if Executive's employment is terminated on account of disability under Subparagraph 8(b), the date on which Notice of Termination is given; (iii) if Executive's employment is terminated by the Company for Cause under Subparagraph 8(c), the date specified in the Notice of Termination; (iv) if Executive's employment is terminated by the expiration of the Period of Employment under Subparagraph 8(h), the date of such expiration; and (v) if Executive's employment is terminated for any other reason, subject to the provisions of Subparagraphs 8(g) and 9(d) and Paragraph 10 to the contrary, the date on which a Notice of Termination is given.

            (g) Retirement. Notwithstanding any other provision hereof to the contrary, Executive may, at any time during the Period of Employment, upon the giving of 90 days Notice of Termination, terminate his employment hereunder, if Executive is then permitted to retire under the provisions of the Company's pension plan then in effect. The Date of Termination in event of such Retirement shall be 90 days after such Notice of Termination but in no case shall it exceed the Period of Employment.

            (h) Expiration of Agreement. Executive's employment hereunder shall terminate at the expiration of the Period of Employment as provided in Paragraph 1.

         9. Compensation Upon Termination or During Disability.

            (a) If Executive's employment terminates by reason of his death, the Company shall, within 90 days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary to the date of his death, plus his accrued and unpaid incentive compensation under Subparagraph 3(b), if any, plus his accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled to receive under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

            (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary and accrued and unpaid incentive compensation payments under Subparagraph 3(b), if any, and accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any, until Executive's employment is terminated due to disability in accordance with Subparagraph 8(b) or until Executive terminates his employment in accordance with Subparagraph 8(d)(ii), whichever first occurs. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 9(a) shall apply.


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            (c) If Executive's employment is terminated for Cause, the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b), if any, and his accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any, and thereafter, the Company shall have no further obligations to Executive under this Agreement; provided, any such termination for Cause shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest.

            (d) If (A) the Company terminates Executive's employment other than in accordance with Subparagraph 8(a), 8(b), or 8(c) (it being understood that a purported termination under Subparagraph 8(c) which is disputed and finally determined not to have been proper shall be a termination by the Company in material breach of this Agreement and shall be treated as if terminated by Executive for Good Reason), or (B) Executive shall terminate his employment for Good Reason, or (C) the Company gives Executive notice that it does not wish to extend this Agreement in accordance with Paragraph 1, then

                (i) the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b), if any, and his accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any;

                (ii) in lieu of any further payments to or claims by Executive for payments of salary or incentive compensation for periods subsequent to the Date of Termination, the Company shall pay to Executive a Severance Payment Amount equal to the sum of (1) Executive's Base Salary, (2) Executive's annualized incentive compensation under Subparagraph 3(b), and (3) Executive's annualized sales commissions under Subparagraph 3(c). For purposes of calculating the Severance Payment Amount, Executive's Base Salary will be equal to Executive's then-current Base Salary (provided, however, that if the basis for Executive's termination is for Good Reason under clause (C) of Subparagraph 8(d), the Severance Payment Amount shall be based on the Base Salary in effect prior to such reduction); the annualized incentive compensation will be four times the average of the amount of incentive compensation earned in the eight full quarters preceding the earlier of the Notice of Termination or Date of Termination; and the annualized sales commissions will be 12 times the average of the amount of sales commissions earned in the 24 full months preceding the earlier of the Notice of Termination or Date of Termination. The Company shall pay Executive the Severance Payment Amount in one lump sum on the thirtieth day following the Date of Termination.

                (iii) Executive shall receive all the rights and benefits granted or in effect with respect to Executive under the Company's qualified and nonqualified stock option plans and agreements with Executive pursuant thereto; and

                (iv) Executive shall receive payments made in lieu of accrued and unused vacation as provided for in the Company's vacation policies.

Notwithstanding the foregoing, if Executive terminates his employment for Good Reason, he shall be entitled to severance pay under Subparagraph 9(d)(ii) if he gives a Notice of Termination in accordance with Subparagraph 8(e) within 30 days after the occurrence of the event or events specified in clauses (A), (B),
(C), and (D) of Subparagraph 8(d).

            (e) If Executive's employment shall be terminated by reason of retirement under Subparagraph 8(g) or by Executive giving the Company notice that he does not wish to extend this Agreement in accordance with Paragraph 1, the Company shall have no further obligations following such termination hereunder except for continuing obligations arising under Subparagraphs 3(d) and 8(g).

            (f) Nothing contained in the foregoing Subparagraphs 9(a) through 9(e) shall be construed so as to affect the Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.


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         10. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

      if to the Executive:

      At his home address as shown
      in the Company's personnel records;

      if to the Company:

      GigaPixel Corporation
      4435 Fortran Drive
      San Jose, California 95134
      Facsimile Number (408) 262-5551
      Attn: Legal Department

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

         13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraphs 5, 6 or 7; and Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent enforcement of Paragraphs 5, 6 or
7. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraphs 8(b) or 8(d), the procedure to resolve the dispute solely as to this mental or physical condition shall be that described in Subparagraph 9(d), except that after Employee shall have furnished the Company with a written statement from a qualified doctor, a doctor selected by the Company shall also be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

                      [The next page is the signature page]



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         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year written above.

                                                    GIGAPIXEL CORPORATION


 /s/ Philip Carmack                                 By: /s/ George T. Haber
---------------------------------                     --------------------------
EXECUTIVE
                                                    Its: CEO
                                                        ------------------------